Exhibit 5.1

                                                                   June 17, 1999

MonsterDaata.com, Inc.
115 Stevens Avenue
Valhalla, NY 10595

Dear Sirs:

            In connection with the registration under the Securities Act of 1933 (the "Act") of 1,750,000 shares (the "Securities") of Common Stock, par value $0.01 per share, of MonsterDaata.com, Inc., a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when and so long as (i) the Registration Statement on Form S-8 relating to the Securities (the "Registration Statement") has become effective under the Act, (ii) the Securities have been duly issued and sold in conformity with the provisions of the Registration Statement and the MonsterDaata.com, Inc. 1999 Stock Option Plan (including the separate option agreements referenced therein) and (iii) the exercise price provided for in such separate option agreements has been received by the Company, the Securities will be validly issued, fully paid and non-assessable.

            The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                  Very truly yours


                                                  /s/ Roberts, Sheridan & Kotel,
                                                  A Professional Corporation